The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

Amendment No 1. Dated December 19, 2019†

to the PRELIMINARY PRICING SUPPLEMENT
Dated December 19, 2019

Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-225551
(To Prospectus dated October 31, 2018
and Product Supplement dated October 31, 2018)

UBS AG Trigger Absolute Return Autocallable Notes

UBS AG $• linked to the common stock of Royal Caribbean Cruises Ltd. due on or about December 23, 2021

Investment Description

UBS AG Trigger Absolute Return Autocallable Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the common stock of a specific company (the “underlying asset”). UBS will automatically call the Notes (an “automatic call”) if the closing level of the underlying asset on any observation date, including the final valuation date, is equal to or greater than the initial level. If the Notes are subject to an automatic call, UBS will pay you on the applicable call settlement date following such observation date a cash payment per Note equal to the “call price”, which is equal to your principal amount plus a call return, and no further payments will be owed to you under the Notes. The “call return” is an amount based on a per annum percentage (the “call return rate”) and increases the longer the Notes are outstanding. If the Notes are not subject to an automatic call, the amount you receive at maturity will be based on the percentage change in the level of the underlying asset from the initial level to the final level (the “underlying return”) and whether the closing level of the underlying asset on the final valuation date (the “final level”) is less than the downside threshold. If the Notes are not subject to an automatic call and the final level is equal to or greater than the downside threshold, UBS will pay you a cash payment per Note equal to your principal amount plus a percentage return equal to the absolute value of the underlying return (the “contingent absolute return”). If, however, the Notes are not subject to an automatic call and the final level is less than the downside threshold, you will not receive the contingent absolute return and UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment. Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Higher call return rates are generally associated with a greater risk of loss and a greater risk that the Notes will not be subject to an automatic call. The contingent absolute return, and any contingent repayment of principal, applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Call Return — UBS will automatically call the Notes and pay you the call price on the related call settlement date if the closing level of the underlying asset on any observation date, including the final valuation date, is equal to or greater than the initial level. The call return, and therefore the call price, increases the longer the Notes are outstanding. Following an automatic call, no further payments will be owed to you under the Notes.
❑	Contingent Absolute Return at Maturity with Potential for Full Downside Market Exposure — If by maturity the Notes have not been subject to an automatic call and the final level is equal to or greater than the downside threshold, UBS will repay you the principal amount per Note plus a percentage return equal to the contingent absolute return. If, however, the final level is less than the downside threshold, you will not receive the contingent absolute return and UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment. The contingent absolute return, and any contingent repayment of principal, applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Strike Date	December 18, 2019
Trade Date	December 19, 2019
Settlement Date	December 23, 2019
Observation Dates	Quarterly (see page 2)
Final Valuation Date*	December 20, 2021
Maturity Date*	December 23, 2021
*	Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes may have the same downside market risk as the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-20 of the accompanying product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These preliminary terms relate to the Notes. The initial level of the underlying asset is its closing level on the strike date and not its closing level on the trade date, and the remaining final terms of the Notes were also set as of the strike date. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment) and integral multiples of $10 in excess thereof.

Underlying Asset	Bloomberg Ticker	Call Return Rate*	Initial Level	Downside Threshold	CUSIP	ISIN
Common stock of Royal Caribbean Cruises Ltd.	RCL	11.37% per annum	$127.59	$89.31, which is 70.00% of the Initial Level	90281F818	US90281F8187
*	The call return is based on the call return rate and will vary depending on whether, and if called, the call settlement date on which, the Notes are called.

The estimated initial value of the Notes as of the trade date is expected to be between $9.494 and $9.794. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 5 and 6 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated October 31, 2018, the accompanying prospectus and this document. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the common stock of Royal Caribbean Cruises Ltd.	$•	$10.00	$•	$0.15	$•	$9.85
†	This amended preliminary pricing supplement supersedes in its entirety the related preliminary pricing supplement dated December 19, 2019.
UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. Before you invest, you should read these documents and any other documents related to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Market-Linked Securities product supplement dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000091412118002085/ub47016353-424b2.htm
♦	Prospectus dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Absolute Return Autocallable Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated October 31, 2018 and references to the“accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated October 31, 2018.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 4 and in “Risk Factors” beginning on page PS-9 of the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

This amended preliminary pricing supplement amends, restates and supersedes the preliminary pricing supplement related hereto dated December 19, 2019.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
♦	You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying asset.
♦	You believe that the closing level of the underlying asset will be equal to or greater than the initial level on one of the specified observation dates or will be equal to or greater than the downside threshold on the final valuation date.
♦	You understand and accept that you will not participate in any appreciation of the underlying asset and that your potential return is limited to the call return if the Notes are called and to the contingent absolute return if the Notes have not been called.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.
♦	You are willing to invest in the Notes based on the call return rate and downside threshold specified on the cover hereof.
♦	You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the underlying asset.
♦	You understand and are willing to accept the risks associated with the underlying asset.
♦	You are willing to invest in Notes that may be subject to an automatic call and you are otherwise willing to hold the Notes to maturity and you accept that there may be little or no secondary market for the Notes.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
♦	You cannot tolerate a loss of all or a significant portion of your investment or you are not willing to make an investment that may have the same downside market risk as an investment in the underlying asset.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You believe that the underlying asset will decline during the term of the Notes to a final level that is less than the downside threshold on the final valuation date.
♦	You seek an investment that participates in the appreciation or benefits from the full depreciation in the level of the underlying asset.
♦	You are unwilling to invest in the Notes based on the call return rate or downside threshold specified on the cover hereof.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.
♦	You seek guaranteed current income from your investment or prefer to receive the dividends paid on the underlying asset.
♦	You do not understand or are not willing to accept the risks associated with the underlying asset.
♦	You are unable or unwilling to invest in Notes that may be subject to an automatic call, you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information about the Underlying Asset” herein for more information on the underlying asset. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

1

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$10.00 per Note
Term	Approximately 24 months, unless subject to an automatic call.
Underlying Asset	The common stock of a specific company, as indicated on the cover hereof.
Automatic Call Feature

UBS will automatically call the Notes if the closing level of the underlying asset on any observation date, including the final valuation date, is equal to or greater than the initial level.

If the Notes are subject to an automatic call, UBS will pay you on the corresponding call settlement date a cash payment per Note equal to the call price for the applicable observation date.

Call Return Rate	11.37% per annum.
Call Return	The call return increases the longer the Notes are outstanding and is based upon the call return rate.
Call Price	The call price equals the principal amount per Note plus the applicable call return.

The table below reflects the call return rate of 11.37% per annum.

Observation Date(1)	Call Settlement Date(1)(2)	Call Return	Call Price (per Note)
March 18, 2020	March 20, 2020	2.8425%	$10.2843
June 18, 2020	June 22, 2020	5.6850%	$10.5685
September 18, 2020	September 22, 2020	8.5275%	$10.8528
December 18, 2020	December 22, 2020	11.3700%	$11.1370
March 18, 2021	March 22, 2021	14.2125%	$11.4213
June 18, 2021	June 22, 2021	17.0550%	$11.7055
September 20, 2021	September 22, 2021	19.8975%	$11.9898
Final Valuation Date	Maturity Date	22.7400%	$12.2740

(1) Subject to the market disruption event provisions set forth in the accompanying product supplement.

(2) Two business days following the relevant observation date, except that the call settlement date for the final valuation date is the maturity date.

Payment at Maturity (per Note)

If the Notes are not subject to an automatic call and the final level is equal to or greater than the downside threshold, UBS will pay you a cash payment equal to:

$10.00 x (1 + Contingent Absolute Return).

If the Notes are not subject to an automatic call and the final level is less than the downside threshold, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$10.00 x (1 + Underlying Return).

In such a case, you will suffer a percentage loss on your initial investment equal to the underlying return and, in extreme situations you could lose all of your initial investment.

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Contingent Absolute Return	The absolute value of the underlying return. For example, if the underlying return is -5%, the contingent absolute return will equal 5%.
Downside Threshold(1)	A specified level of the underlying asset that is less than the initial level, based on a percentage of the initial level, as specified on the cover hereof.
Initial Level(1)	The closing level of the underlying asset on the strike date and not its closing level on the trade date, as indicated on the cover hereof.
Final Level(1)	The closing level of the underlying asset on the final valuation date.

(1) As determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.

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Investment Timeline

Strike Date	The initial level of the underlying asset is observed and the final terms of the Notes are set.
¯
Observation Dates (Quarterly, including the Final Valuation Date)

The Notes will be subject to an automatic call if the closing level of the underlying asset on any observation date, including the final valuation date, is equal to or greater than the initial level.

If the Notes are subject to an automatic call, UBS will pay on the call settlement date, which may be the maturity date, a cash payment per Note equal to the call price for the relevant observation date. Following an automatic call, no further payments will be made on the Notes.

¯
Maturity Date

The final level of the underlying asset is observed on the final valuation date and the underlying return is calculated.

If the Notes are not subject to an automatic call and the final level is equal to or greater than the downside threshold, UBS will pay you a cash payment per Note equal to:

$10.00 x (1 + Contingent Absolute Return).

If the Notes are not subject to an automatic call and the final level is less than the downside threshold, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, equal to:

$10.00 x (1 + Underlying Return).

In such a case, you will suffer a percentage loss on your initial investment equal to the underlying return and, in extreme situations you could lose all of your initial investment.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

If the Notes are not subject to an automatic call, you may lose a significant portion or all of your initial investment. Specifically, if the Notes are not subject to an automatic call and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

3

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying asset. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Notes at maturity. If the Notes are not subject to an automatic call and the final level is less than the downside threshold, you will not receive the contingent absolute return and you will lose a percentage of your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying asset at that time is equal to or greater than the downside threshold. All payments on the Notes are subject to the creditworthiness of UBS.
♦	The contingent absolute return applies only at maturity — If the Notes are not subject to an automatic call, at maturity the Notes provide inverse exposure to the negative underlying return only if the final level is equal to or greater than the downside threshold. The contingent absolute return feature is limited by the downside threshold. You can receive the full benefit of the contingent absolute return from UBS only if you hold your Notes to maturity.
♦	Your potential return on the Notes from any positive underlying return is limited to the call return and you will not participate in any appreciation of the underlying asset — The return potential of the Notes from any positive underlying return is limited to the pre-specified call return resulting from an automatic call regardless of any appreciation in the level of the underlying asset. Investors will not participate in any appreciation in the closing level of the underlying asset from the initial level, and the return on the Notes will be limited to the call return if the Notes are subject to an automatic call. In addition, because the call return increases the longer the Notes have been outstanding, the call price payable with respect to earlier observation dates is less than the call price payable with respect to later observation dates. The earlier a Note is subject to an automatic call, the lower your return will be. Because the Notes may be subject to an automatic call as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Furthermore, if the Notes are not subject to an automatic call, your potential gain on the Notes from the contingent absolute return will be limited by the downside threshold. If the Notes are not subject to an automatic call and the final level is less than the downside threshold, you will be subject to the decline in the level of the underlying asset even though you cannot participate in any appreciation in the level of the underlying asset. As a result, the return on an investment in the Notes could be less than the return on a direct investment or short position in the underlying asset. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of the underlying asset.
♦	A higher call return rate or lower downside threshold may reflect greater expected volatility of the underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the call return rate and downside threshold, are based, in part, on the expected volatility of the underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying asset. The greater the expected volatility of the underlying asset as of the strike date, the greater the expectation is as of that date that the closing level of the underlying asset could be less than the initial level on any observation date (including the final valuation date) and that the final level of the underlying asset could be less than the downside threshold on the final valuation date and, as a consequence, indicates an increased risk of not receiving the call return and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher call return rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities and/or a lower downside threshold than those terms on otherwise comparable securities. Therefore, a relatively higher call return rate may indicate an increased risk of loss. Further, a relatively lower downside threshold may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity, and/or paying a return equal to the call return or a percentage return equal to the contingent absolute return. You should be willing to accept the downside market risk of the underlying asset and the potential to lose a significant portion or all of your initial investment.
♦	No interest payments — UBS will not pay any interest with respect to the Notes.
♦	Reinvestment risk — The Notes will be subject to an automatic call if the closing level of the underlying asset is equal to or greater than the initial level on any observation date set forth herein. Because the Notes could be subject to an automatic call as early as the first potential call settlement date, the term of your investment may be limited. In the event that the Notes are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable call return rate for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Generally, however, the longer the Notes remain outstanding, the less likely the Notes will be subject to an automatic call due to the decline in the level of the underlying asset and the shorter time remaining for the level of the underlying asset to recover. Such periods generally coincide with a period of greater risk of principal loss on your Notes.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment
♦	Single equity risk — The level of the underlying asset can rise or fall sharply due to factors specific to that underlying asset and the issuer of such underlying asset (the “underlying asset issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying asset issuer and the underlying asset for your Notes. For additional information regarding the underlying asset issuer, please see “Information about the Underlying Asset” in this document and the underlying asset issuer’s SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the underlying asset issuer with the SEC.

4

♦	Fair value considerations.
o	The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the underlying asset, any expected dividends on the underlying asset, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.
o	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We determined the economic terms of the Notes on the strike date, and we may also hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
♦	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Notes will develop. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
o	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)”. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
o	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of the underlying asset; the volatility of the underlying asset; any dividends paid on any underlying asset; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether the underlying asset is currently or has been less than the initial level or downside threshold; the availability of comparable instruments; and the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

5

♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of the underlying asset will rise or fall and there can be no assurance that the closing level of the underlying asset will be equal to or greater than the initial level on any observation date, or, if the Notes are not subject to an automatic call, that the final level will be equal to or greater than the downside threshold. If the Notes are not subject to an automatic call and the final level is be equal to or greater than the downside threshold, the return you receive may be less than that you would have received if the Notes were subject to an automatic call. The level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset issuer. You should be willing to accept the downside risks of owning equities in general and the underlying asset in particular, and the risk of losing a significant portion or all of your initial investment.
♦	Risks associated with non-U.S. companies — The Notes are subject to risks associated with non-U.S. companies because the underlying asset issuer is incorporated in a non-U.S. country. The prices of the underlying asset may be affected by political, economic, financial and social factors in the home country of the underlying asset issuer, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions.
♦	There is no affiliation between the underlying asset issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We are not affiliated with the underlying asset issuer. However, we and our affiliates may currently, or from time to time in the future engage in business with the underlying asset issuer. However, we are not affiliated with the underlying asset issuer and are not responsible for such issuer’s public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the underlying asset and the underlying asset issuer for your Notes. The underlying asset issuer is not involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. The underlying asset issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.
♦	The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting the underlying asset, the calculation agent may make adjustments to the initial level, downside threshold and/or final level, as applicable, and any other term of the Notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the Notes and the payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein as necessary to achieve an equitable result. Following certain reorganization events relating to the underlying asset issuer where such issuer is not the surviving entity, the determination as to whether the Notes are subject to an automatic call or the amount you receive at maturity may be based on the equity security of a successor to the underlying asset issuer in combination with any cash or any other assets distributed to holders of the underlying asset in such reorganization event. If the underlying asset issuer becomes subject to (i) a reorganization event whereby the underlying asset is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates, or (iii) the underlying asset is delisted or otherwise suspended from trading, the determination as to whether the Notes are subject to an automatic call or the amount you receive at maturity may be based on a substitute security. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Notes and your payment at maturity, if any. For more information, see the sections “General Terms of the Notes — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “—Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
♦	Potential UBS impact on the underlying asset — Trading or transactions by UBS or its affiliates in the underlying asset, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying asset, may adversely affect the market price of that underlying asset on any observation date (including the final valuation date) and, therefore, the market value of the Notes and any payout to you at maturity.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the underlying asset issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine whether the Notes are subject to an automatic call and the payment at maturity of the Notes, if any, based on observed levels of the underlying asset. The calculation agent can postpone the determination of the closing level of the underlying asset on any observation date (including the final valuation date). As UBS determines the economic terms of the Notes, including the call return rate and downside threshold, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset to which the Notes are linked.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
♦	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

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♦	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, holders of Notes may lose all of some of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

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Hypothetical Examples

The below examples are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples and table below illustrate the payment upon an automatic call or at maturity for a $10.00 Note on a hypothetical offering of the Notes, with the following assumptions (amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	24 months
Call Return Rate:	11.20% per annum (or 2.80% per quarter)
Observation Dates:	Quarterly
Initial Level:	$100.00
Downside threshold:	$70.00 (which is 70.00% of the Initial level)

Example 1 — The Closing Level of the Underlying Asset is equal to or greater than the Initial Level on the Observation Date corresponding to the first Potential Call Settlement Date.

Date	Closing Level	Payment (per Note)
First Observation Date	$100.00 (equal to or greater than Initial Level)	$10.28 (Call Price)
	Total Payment:	$10.28 (a 2.80% total return)

Because the Notes are subject to an automatic call following the first observation date (which is approximately 3 months after the trade date), UBS will pay you on the corresponding call settlement date a total of $10.28 per Note, reflecting your principal amount plus the applicable call return, for a 2.80% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — The Closing Level of the Underlying Asset is equal to or greater than the Initial Level on the Final Valuation Date.

Date	Closing Level	Payment (per Note)
First Observation Date	$90.00 (less than Initial Level)	$0
Second through Seventh Observation Dates	Various (all less than Initial Level)	$0
Final Valuation Date	$130.00 (equal to or greater than Initial Level)	$12.24 (Call Price)
	Total Payment:	$12.24 (a 22.40% total return)

Because the Notes are subject to an automatic call following the final valuation date, UBS will pay you on the corresponding call settlement date (which coincides with the maturity date in this example) a total of $12.24 per Note, reflecting your principal amount plus the applicable call return, for a 22.40% total return on the Notes.

Example 3 — The Notes are NOT subject to an Automatic Call and the Final Level of the Underlying Asset is equal to or greater than the Downside Threshold.

Date	Closing Level	Payment (per Note)
First Observation Date	$80.00 (less than Initial Level)	$0
Second through Seventh Observation Dates	Various (all less than Initial Level)	$0
Final Valuation Date	$90.00 (less than Initial Level; equal to or greater than Downside Threshold)	$10.00 x (1 + Contingent Absolute Return) = $10.00 x (1 + |-10.00%|) = $10.00 x 1.10 = $11.00
	Total Payment:	$11.00 (a 10.00% total return)

Because the Notes are not subject to an automatic call and the final level of the underlying asset is equal to or greater than the downside threshold, at maturity UBS will pay you a total of $11.00 per Note, reflecting your principal amount plus a percentage return equal to the contingent absolute return, for a 10.00% total return on the Notes.

Example 4 — The Notes are NOT subject to an Automatic Call and the Final Level of the Underlying Asset is less than the Downside Threshold.

Date	Closing Level	Payment (per Note)
First Observation Date	$75.00 (less than Initial Level)	$0
Second through Seventh Observation Dates	Various (all less than Initial Level)	$0
Final Valuation Date	$40.00 (less than Initial Level; less than Downside Threshold)	$10.00 x (1 + Underlying Return) = $10.00 x [1 + (-60%)] = $10.00 x 0.40 = $4.00
	Total Payment:	$4.00 (a 60.00% loss)

Because the Notes are not subject to an automatic call and the final level of the underlying asset is less than the downside threshold, you will not receive the contingent absolute return, you will be exposed to the underlying return of the underlying asset and, on the maturity date, UBS will pay you $4.00 per Note, a loss of 60.00% on the Notes.

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Hypothetical Payment at Maturity if Notes are Not subject to an Automatic Call Prior to the Final Valuation Date

Underlying Asset		Payment and Return at Maturity
Final Level	Underlying Return(1)	Payment at Maturity	Note Total Return at Maturity
$140.00	40.00%	$12.24	22.40%
$130.00	30.00%	$12.24	22.40%
$120.00	20.00%	$12.24	22.40%
$110.00	10.00%	$12.24	22.40%
$100.00	0.00%	$12.24	22.40%
$95.00	-5.00%	$10.50	5.00%
$90.00	-10.00%	$11.00	10.00%
$85.00	-15.00%	$11.50	15.00%
$80.00	-20.00%	$12.00	20.00%
$75.00	-25.00%	$12.50	25.00%
$70.00	-30.00%	$13.00	30.00%
$65.00	-35.00%	$6.50	-35.00%
$60.00	-40.00%	$6.00	-40.00%
$50.00	-50.00%	$5.00	-50.00%
$40.00	-60.00%	$4.00	-60.00%
$30.00	-70.00%	$3.00	-70.00%
$20.00	-80.00%	$2.00	-80.00%
$10.00	-90.00%	$1.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%

(1) The underlying return excludes any cash dividend payments on the underlying asset.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not subject to an automatic call, you may lose a significant portion or all of your initial investment. Specifically, if the Notes are not subject to an automatic call and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Any payment on the Notes, including any payments in respect of an automatic call, contingent absolute return or any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

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Information about the Underlying Asset

All disclosures contained in this document regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

Included below is a brief description of the underlying asset issuer. This information has been obtained from publicly available sources. Set forth below is a graph that illustrates the past performance for the underlying asset for the specified period. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying asset as an indication of future performance.

The underlying asset is registered under the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the underlying asset issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying asset issuer can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Royal Caribbean Cruises Ltd.

According to publicly available information, Royal Caribbean Cruises Ltd. (“Royal Caribbean”) is a cruise company that owns and operates global cruise brands and joint venture interests in various other cruise brands. Information filed by Royal Caribbean with the SEC can be located by reference to its SEC file number: 001-11884 or its CIK Code: 0000884887. Royal Caribbean’s website is royalcaribbean.com. Royal Caribbean’s common stock is listed on the New York Stock Exchange under the ticker symbol “RCL.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of Royal Caribbean’s common stock from January 1, 2009 through December 18, 2019, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of Royal Caribbean’s common stock on December 18, 2019 was $127.59. The dotted line represents the downside threshold of $89.31, which is equal to 70.00% of the initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

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What are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the underlying asset. If your Notes are so treated, you should generally recognize capital gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise, such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement unless and until such time as the IRS and the Treasury Department determine that some other treatment is more appropriate. There may be also a risk that the IRS could assert that the Notes should not give rise to long-term capital gain or loss because the Notes offer, at least in part, short exposure to the underlying asset.

We will not attempt to ascertain whether the underlying asset issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If the underlying asset issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC, upon the taxable disposition of a Security. You should refer to information filed with the SEC or the equivalent governmental authority by the underlying asset issuer and consult your tax advisor regarding the possible consequences to you in the event that such entity is or becomes a PFIC or USRPHC.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. tax holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed herein, gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

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Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.

Based on our determination that the Notes are not “delta-one” with respect to the underlying asset, our counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the underlying asset or the Notes. If you enter, or have entered, into other transactions in respect of the underlying asset or the Notes should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

12

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 5 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” herein.

Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

13

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this document is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offerings	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Key Risks	4
Hypothetical Examples	8
Information about the Underlying Asset	10
What Are the Tax Consequences of the Notes?	11
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	13

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-29
Use of Proceeds and Hedging	PS-52
Material U.S. Federal Income Tax Consequences	PS-53
Certain ERISA Considerations	PS-75
Supplemental Plan of Distribution (Conflicts of Interest)	PS-76

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	6
UBS	7
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	32
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	55
U.S. Tax Considerations	58
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•

UBS AG Trigger Absolute Return

Autocallable Notes due on or

about December 23, 2021

Amendment No. 1 Dated December 19, 2019

to the Preliminary Pricing Supplement dated December 19, 2019

(To Product Supplement dated October 31, 2018

and Prospectus dated October 31, 2018)

UBS Investment Bank

UBS Financial Services Inc.